Exhibit 99.2
October 30, 2023 HonorHealth - Neuroscience Institute Scottsdale, AZ All-Stock Merger of Equals

Disclaimers 2 FORWARD LOOKING STATEMENTS This communication may include “forward-looking statements,” including but not limited to those regarding the proposed transactions between Healthpeak Properties, Inc. (Healthpeak) and Physicians Realty Trust (Physicians Realty Trust), within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Healthpeak and Physicians Realty Trust operate and beliefs of and assumptions made by Healthpeak management and Physicians Realty Trust management, involve uncertainties that could significantly affect the financial or operating results of Healthpeak, Physicians Realty Trust or the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts,” “projects,” “forecasts,” “will,” “may,” “potential,” “can,” “could,” “should,” “pro forma,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed transactions involving Healthpeak and Physicians Realty Trust, including future financial and operating results, plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that Healthpeak and Physicians Realty Trust expects or anticipates will occur in the future — including statements relating to creating value for shareholders, benefits of the proposed transactions to clients, tenants, employees, shareholders and other constituents of the combined company, integrating the companies, cost savings and the expected timetable for completing the proposed transactions — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although Healthpeak and Physicians Realty Trust believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, Healthpeak and Physicians Realty Trust can give no assurance that its expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. For example, these forward-looking statements could be affected by factors including, without limitation, risks associated with the ability to consummate the proposed merger and the timing of the closing of the proposed merger; securing the necessary shareholder approvals and satisfaction of other closing conditions to consummate the proposed merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement relating to the proposed transactions; the ability to secure favorable interest rates on any borrowings incurred in connection with the proposed transactions; the impact of indebtedness incurred in connection with the proposed transactions; the ability to successfully integrate portfolios, business operations, including properties, tenants, property managers and employees; the ability to realize anticipated benefits and synergies of the proposed transactions as rapidly or to the extent anticipated by financial analysts or investors; potential liability for a failure to meet regulatory or tax-related requirements, including the maintenance of REIT status; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; potential changes to tax legislation; changes in demand for developed properties; adverse changes in the financial condition of joint venture partner(s) or major tenants; risks associated with the acquisition, development, expansion, leasing and management of properties; risks associated with the geographic concentration of Healthpeak or Physicians Realty Trust; risks associated with the industry concentration of tenants; the potential impact of announcement of the proposed transactions or consummation of the proposed transactions on business relationships, including with clients, tenants, property managers, customers, employees and competitors; risks related to diverting the attention of Healthpeak’s and Physicians Realty Trust’s management from ongoing business operations; unfavorable outcomes of any legal proceedings that have been or may be instituted against Healthpeak or Physicians Realty Trust; costs related to uninsured losses, condemnation, or environmental issues, including risks of natural disasters; the ability to retain key personnel; costs, fees, expenses and charges related to the proposed transactions and the actual terms of the financings that may be obtained in connection with the proposed transactions; changes in local, national and international financial markets, insurance rates and interest rates; general adverse economic and local real estate conditions; risks related to the market value of shares of Healthpeak common stock to be issued in the transaction; the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; foreign currency exchange rates; increases in operating costs and real estate taxes; changes in dividend policy or ability to pay dividends for Healthpeak or Physicians Realty Trust common shares; impairment charges; unanticipated changes in Healthpeak’s or Physicians Realty Trust’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity; pandemics or other health crises, such as coronavirus (COVID-19); and those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (SEC) by Healthpeak and Physicians Realty Trust. Moreover, other risks and uncertainties of which Healthpeak or Physicians Realty Trust are not currently aware may also affect each of the companies’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements, even if they are subsequently made available by Healthpeak or Physicians Realty Trust on their respective websites or otherwise. Neither Healthpeak nor Physicians Realty Trust undertakes any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made. NON-GAAP FINANCIAL MEASURES This presentation includes non-GAAP financial measures of the combined company's estimated pro forma net debt to Adjusted EBITDAre and pro forma cash net operating income, or Cash NOI. For information on Healthpeak’s presentation of net debt to Adjusted EBITDAre and Cash NOI, see the Earnings Release and Supplemental Report available on Healthpeak's investor relations website at www.ir.healthpeak.com. A quantitative reconciliation for the combined company's estimated pro forma Adjusted EBITDAre and pro forma Cash NOI to estimated consolidated net income after giving effect to the transaction is not available without unreasonable efforts due to the inherent variability in timing and/or amount of various items considered in Healthpeak's underwriting of the transaction that could impact estimated consolidated net income. Such pro forma information was not derived from unaudited pro forma consolidated financial statements prepared in accordance with Article 11 of Regulation S-X. No assurance can be given that such pro forma information will not change in connection with the preparation of such unaudited pro forma consolidated financial statements. ADDITIONAL INFORMATION AND WHERE TO FIND IT In connection with the proposed transaction, Healthpeak and Physicians Realty Trust will file with the SEC a registration statement on Form S-4 containing a joint proxy statement/prospectus and other documents regarding the proposed transaction. The joint proxy statement/prospectus will contain important information about the proposed transaction and related matters. SHAREHOLDERS ARE URGED AND ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HEALTHPEAK, PHYSICIANS REALTY TRUST AND THE PROPOSED TRANSACTION. Investors and security holders of Healthpeak and Physicians Realty Trust will be able to obtain free copies of the registration statement, the joint proxy statement/prospectus and other relevant documents filed by Healthpeak and Physicians Realty Trust with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Healthpeak with the SEC are also available on Healthpeak's website at www.healthpeak.com, and copies of the documents filed by Physicians Realty Trust with the SEC are available on Physicians Realty Trust's website at www.docreit.com. PARTICIPANTS IN THE SOLICITATION Healthpeak, Physicians Realty Trust and their respective directors, trustees and executive officers may be deemed to be participants in the solicitation of proxies from Healthpeak’s and Physicians Realty’s Trust shareholders in respect of the proposed transaction. Information regarding Healthpeak’s directors and executive officers can be found in Healthpeak’s definitive proxy statement filed with the SEC on March 17, 2023. Information regarding Physicians Realty Trust’s trustees and executive officers can be found in Physicians Realty Trust’s definitive proxy statement filed with the SEC on March 23, 2023. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC in connection with the proposed transaction if and when they become available. These documents are available on the SEC’s website and from Healthpeak and Physicians Realty Trust, as applicable, using the sources indicated above. NO OFFER OR SOLICITATION This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Investor Presentation

Transaction Overview 3 Transaction Detail All-stock merger of equals between Healthpeak Properties, Inc. (“Healthpeak”) and Physicians Realty Trust (“DOC”) DOC shareholders to receive 0.674 newly issued Healthpeak stock for each share of DOC stock Ownership of the Combined Company comprised of 77% for Healthpeak shareholders and 23% for DOC shareholders Management and Governance Combined Company is expected to operate under the name Healthpeak Properties Inc., trade on the NYSE under ticker symbol “DOC”, and be headquartered in Denver Combined Company led by Scott Brinker (President & CEO), Peter Scott (CFO), and John Thomas (Vice Chair) who will have an active role in strategy, relationships, and business development Combined Company Board will be comprised of eight existing Healthpeak directors and five existing DOC directors The Combined Company Board will be led by Katherine Sandstrom as Chair and John Thomas as the new Vice Chair Former Secretary of the U.S. Health and Human Services, Governor Tommy G. Thompson, current Chair of DOC Board, will serve on the Combined Company Board Synergies Expected synergies of approximately $40M - $60M Financial Impact Expected to be accretive to both DOC and Healthpeak standalone AFFO and FFO (subject to final accounting adjustments) Expected to augment Healthpeak’s strong balance sheet with low 5x (1) net debt to EBITDAre range Dividend No anticipated change to Healthpeak’s annualized dividend / share of $1.20 per share (2) Financing Healthpeak intends to assume DOC’s $1.25B unsecured senior notes and $400M unsecured term loan (3) Received $500M+ of new commitments for a 5-year unsecured term loan at an anticipated rate of SOFR + 85bps to repay certain DOC indebtedness, with any excess cash used to repay Healthpeak’s line of credit Timing Expected transaction closing in first half of 2024 1) Based on an estimated pro forma 9/30/2023 quarter annualized Adjusted EBITDAre for the Combined Company. Includes an estimated $40M of expected run-rate cost savings. 2) Future dividends, if any, will be at the discretion of Healthpeak’s Board of Directors. 3) No assurances can be made that Healthpeak will assume all DOC unsecured notes or unsecured term loans, or repayment or repurchase of any such debt in whole or in part in the near-or-long-term. 4) Subject to customary closing conditions, including Healthpeak and DOC shareholder approvals. Investor Presentation

Transaction Rationale 4 Creates the pre-eminent owner, operator, and developer of real estate for healthcare discovery and delivery TRANSFORMATIVE SCALE Creates differentiated company that benefits from the secular growth in healthcare discovery and delivery 52M square foot (1) portfolio with one of the largest outpatient medical portfolios comprising 40M square feet, concentrated in high-growth markets and affiliated with leading hospitals and health systems Increased opportunities for private capital transactions including acquisitions, development, and JV recapitalizations given increased size of the portfolio COMPLEMENTARY EXPERTISE Industry-leading relationships across health system, biopharma, and physician tenants drive improved performance Top talent from each company combined with complementary competitive strengths result in more than just a “sum of the parts” Combined Company will benefit from internalized property management and enhanced development and redevelopment expertise DEEPER FOOTPRINT & DIVERSIFICATION Overlapping real estate footprint in more than 30+ local markets increases our competitive advantage Broader and deeper relationships with top health systems creates outsized internal and external growth opportunities Top 10 tenants (4) will represent just ~21% of combined annualized base rent (5) with 7 of those 10 being investment-grade credits; market cap of public biotech tenants totals $5+ trillion Only two tenants represent more than 1% of combined annualized base rent (5) ACCRETIVE FINANCIAL IMPACT Expected to be accretive to both DOC and Healthpeak standalone AFFO and FFO (2) and augments Healthpeak’s strong balance sheet with leverage in the low 5x (3) net debt to EBITDAre range Expected run-rate synergies of $40M by the end of year one and up to $60M by the end of year two; potential for additional incremental revenue growth and cost savings from implementing best practices across both platforms More efficient G&A cost structure and increased liquidity expected to improve cost of capital and accretion from external growth 1) Based on the Combined Company’s portfolios as of 9/30/2023 excluding Healthpeak’s CCRC / Senior Housing JV portfolio and DOC’s pro-rata share of unconsolidated joint venture assets, its 109K square foot corporate office building and a 21K square foot retail asset. 2) Subject to final accounting adjustments. 3) Based on an estimated pro forma 9/30/2023 quarter annualized Adjusted EBITDAre for the Combined Company. Includes an estimated $40M of expected run-rate cost savings. 4) Top 10 Combined Tenants excludes Amgen. Amgen has near-term lease maturities and will not be a top tenant by the time the merger is expected to close. 5) Represents the estimated pro forma quarter Annualized Base Rent (“ABR”) for the Combined Company as of 9/30/2023, which reflects a quarter annualized Cash NOI for the properties contained in Healthpeak’s CCRC / Senior Housing JV portfolio, for which information is unavailable. Investor Presentation

Strategically Curated Portfolio with Marquee Assets


SARAH CANNON
Sarah Cannon Cancer Center | Nashville, TN


Cambridge Discovery Park | Cambridge, MA


The Cove at Oyster Point | South San Francisco, CA


8 C1TY Blvd | Nashville, TN


Baylor Charles A. Sammons Cancer Center | Dallas, TX


CHI St. Luke's Health
CHI – St. Luke's Springwoods Village | Houston, TX

Investor Presentation | 5

Superior Platform for Healthcare Discovery and Delivery 6 Combined Company Enterprise Value (1) $16B $5B $21B Property Count (2) 475 278 753 Outpatient Medical Square Footage (2) 24M 16M 40M Lab Square Footage 12M n.a. 12M % Outpatient Medical Occupancy 90% 95% 92% % Lab Occupancy 98% n.a. 98% Annualized Base Rent (3) $1.3B $0.4B $1.7B Credit Ratings (Moody’s / S&P) Baa1 / BBB+ Baa2 / BBB Investor Presentation The Combined Company becomes the largest owner of Outpatient Medical properties 1) Healthpeak and DOC are shown as of the close on 10/27/2023. Combined enterprise value adjusted to include assumed debt and any new debt issuance as described on page 14, but does not include transaction expenses. 2) Based on the Combined Company’s portfolios as of 9/30/2023. Excludes DOC’s unconsolidated joint venture assets, its 109K square foot corporate office building and a 21K square foot retail asset. 3) Represents the estimated pro forma quarter Annualized Base Rent for the Combined Company as of 9/30/2023, which reflects a quarter annualized Cash NOI for the properties contained in Healthpeak’s CCRC / Senior Housing JV portfolio, for which information is unavailable.

National Scale, Local Competitive Advantage, Attractive Diversification

13 markets with footprints exceeding 1 million square feet to help drive local competitive advantage


Seattle
2%
Bay Area /
South San Francisco
22%
Salt Lake City
1%
Denver
2%
Minneapolis
2%
Indianapolis
1%
Louisville
3%
Nashville
3%
Atlanta
2%
Boston
9%
New York
1%
Philadelphia
3%
Washington, DC
2%
San Diego
6%
Phoenix
3%
Dallas
7%
Houston
4%
Jacksonville
1%
Tampa
3%
Miami
1%
Sized in proportion to % of ABR (3)
for the Combined Company

Top 20 Combined Markets

Rank	Market	Square Feet (M) (2)	% of Combined ABR (3)
1	Bay Area (S. SF), CA (1)	6.3	22%
2	Boston, MA	2.8	9%
3	Dallas, TX	4.6	7%
4	San Diego, CA	3.0	6%
5	Houston, TX	3.6	4%
6	Tampa, FL	0.5	3%
7	Nashville, TN	1.8	3%
8	Philadelphia, PA	1.3	3%
9	Phoenix, AZ	1.8	3%
10	Louisville, KY	1.9	3%
11	Denver, CO	1.2	2%
12	Seattle, WA	1.1	2%
13	Atlanta, GA	1.2	2%
14	Washington, DC	0.5	2%
15	Minneapolis, MN	1.0	2%
16	Jacksonville, FL	0.3	1%
17	New York, NY	0.8	1%
18	Indianapolis, IN	0.8	1%
19	Salt Lake City, UT	0.8	1%
20	Miami, FL	0.6	1%

1) The Combined Company does not own assets in downtown San Francisco.
2) Does not include Healthpeak's CCRC / Senior Housing JV portfolio and DOC's unconsolidated joint venture assets, its 109K square foot corporate office building and a 21K square foot retail asset.
3) Represents the estimated pro forma quarter Annualized Base Rent ("ABR") for the Combined Company as of 9/30/2023, which reflects a quarter annualized Cash NOI for the properties contained in Healthpeak's CCRC / Senior Housing JV portfolio, for which information is unavailable.

Investor Presentation | 7

Market Leading Relationships in Healthcare Discovery & Delivery 8 Well-positioned with the leading biopharma, health systems, and physician groups for the secular growth in demand for improved health Healthcare Delivery Research and Discovery Investor Presentation More than 2,500 tenants in the combined portfolio supporting research, discovery and healthcare delivery

Combined Diversified Tenant Base

Unmatched, diversified roster of the world's leading biopharma, health systems, and physician groups

Tenant Diversification (1)


Physician Group Practices
13%
Large Cap Biopharma
11%
Med Device / R&D / University & Specialty Outpatient Services
9%
CCRC / SH
8%
Mid Cap Biopharma
7%
Private Biopharma
7%
Small Cap Biopharma
7%
Other
5%
Health System
34%
$1.7B Combined Annualized Base Rent (3)

Top 20 Combined Tenants (2)

Rank	Parent Name	Classification	% of Combined ABR (3)
1	HCA Healthcare	Health System	9%
2	CommonSpirit Health	Health System	4%
3	McKesson Corporation	Health System	1%
4	Ascension Health	Health System	1%
5	University of Louisville	Health System	1%
6	Tenet Healthcare	Health System	1%
7	Northside Hospital	Health System	1%
8	Bristol-Myers Squibb	Large Cap Biopharma	1%
9	Community Health Systems	Health System	1%
10	Johnson & Johnson	Large Cap Biopharma	1%
11	HonorHealth	Health System	1%
12	Memorial Hermann	Health System	1%
13	Myriad Genetics	Mid Cap Biopharma	1%
14	Norton Healthcare	Health System	1%
15	Arcus Biosciences	Mid Cap Biopharma	1%
16	Novo Nordisk	Large Cap Biopharma	1%
17	Pfizer	Large Cap Biopharma	1%
18	Nkarta	Small Cap Biopharma	1%
19	Alphabet (Calico subsidiary)	Large Cap Biopharma	1%
20	AstraZeneca	Large Cap Biopharma	1%

1) Specialty outpatient services includes tenant types such as non-health system ambulatory surgical centers, cancer treatment and dialysis centers, imaging and radiology, urgent care and sleep labs. Large Cap Biopharma represents companies with a market cap (as of 9/30/2023) as follows: >$10B; Mid Cap between $10B and $500M; and Small Cap: <$500M.
2) Top 20 Combined Tenants excludes Amgen. Amgen has near-term lease maturities and will not be a top tenant by the time the merger is expected to close.
3) Represents the estimated pro forma quarter Annualized Base Rent ("ABR") for the Combined Company as of 9/30/2023, which reflects a quarter annualized Cash NOI for the properties contained in Healthpeak's CCRC / Senior Housing JV portfolio, for which information is unavailable.

Investor Presentation | 9

Unmatched Outpatient Medical Portfolio

40M SF combined Outpatient Medical portfolio with concentration in high-growth markets, deepening competitive local advantage


Northwest Specialty Center | Springfield, OR


UF Health North Medical Building | Jacksonville, FL

40M
Combined OM SF

573
Combined Properties

95%
On-Campus or Affiliated

10/10
Relationships With Top 10 Health Systems

~30M+
Annual Patient Visits

~60%
Investment Grade (2)

Top 10 Combined Outpatient Medical MSAs

(Based on square footage in millions) (1)



Dallas, TX 4.6
Houston, TX 3.6
Louisville, KY 1.9
Nashville, TN 1.8
Phoenix, AZ 1.8
Philadelphia, PA 1.3
Denver, CO 1.2
Atlanta, GA 1.2
Seattle, WA 1.1
Minneapolis, MN 1.0
Healthpeak Portfolio
DOC Portfolio
Local boots-on-the-ground in 8 of the top 10 markets; we would seek to internalize the highlighted markets and expand over time

Considerable opportunity to internalize and generate portfolio income upside within our top ten markets and more

1) Square footage based on the Combined Company's portfolios as of 9/30/2023 excluding DOC's pro-rata share of unconsolidated joint venture assets, its 109K square foot corporate office building and a 21K square foot retail asset.
2) Calculated as leased investment grade square footage over total leased square footage. Represents companies with a credit rating of Moody's: Baa3, S&P: BBB-, and Fitch: BBB- or higher and investment grade quality tenants without public debt outstanding. Investment grade quality tenants without public debt outstanding represents ~2%.

Investor Presentation | 10

Concentrated Lab Clusters Across the Leading Markets

Supporting a deep base of researchers and innovators through a well-located portfolio of amenity-rich spaces for R&D and collaboration


The Shore | South San Francisco, CA


75 Hayden | Boston, MA

12M
Lab SF

146
Properties

98%
Occupied

~4M+ SF
LEED Certified

~5M+ SF
Future Development Densification Potential

~$5T
Combined Market Cap (1)

Core Cluster Markets

(Based on square footage in millions)



Bay Area / South San Francisco
6.1
San Diego
2.9
Boston
2.7
Other
0.2

Land Bank & Future Pipeline

Project	Market	Acres
Vantage (Remaining Phases)	South San Francisco, CA	12
West Cambridge – Alewife	Cambridge, MA	~40
Vista Sorrento South	San Diego, CA	10
The Towers at The Shore	South San Francisco, CA	~8
Other	Various	Various
Development Potential		**5M+ Square Feet**

Embedded long-term growth opportunities from well-located, developable land sites across the leading lab submarkets

1) Combined portfolio includes 90+ publicly traded parent companies of existing lab tenants. Figures are shown as of the close on 10/27/2023.

Investor Presentation | 11

Roadmap to Accelerating Portfolio Income Growth 12 Complementary strengths of the Combined Company creates the leading integrated platform Investor Presentation Integrate top talent and complementary capabilities across a combined team with decades of experience and deep relationships Leveraging best-practices in technology, leasing, asset and property management Efficient organizational structure with tight connections to our local markets and tenants Leverage the “Best-In-Class Team” & “Best Process” 1 $40M in expected synergies on a run-rate basis by the end of year one, with the potential to reach $60M by the end of year two (1) Compensation savings Corporate cost reductions Integration of enterprise-level systems and capabilities Internalization of property management and leasing in select markets □ 10M to 15M SF opportunity within Outpatient Medical portfolio currently managed by third-parties Realize Cost & Operational Synergies 2 Portfolio scale provides more opportunities for income generation, creative transactions and capital recycling Capitalize on broader and deeper relationships to drive pipeline growth Capture accretion through in-house expertise in development and redevelopment Improve procurement economics through scale Capture Future Upside Potential 3 1) Potential for additional incremental revenue growth and cost savings from implementing best practices across both platforms.

Internalization Case Study: Phoenix

- ✓ Dominant Phoenix position for the Combined Company with ~1.8M total sq. ft. across 29 buildings [(1)]
- ✓ Expands Combined Company's relationship with HonorHealth, a market leading health system, from 528K to 944K sq. ft. [(1)]
- ✓ Existing DOC local team and infrastructure allows for a quick internalization of Healthpeak's portfolio
- ✓ Internalization of Healthpeak's portfolio expected to create immediate financial synergies for the Combined Company
- ✓ Leverage both teams' relationships across the market to execute on future growth opportunities, improved leasing outcomes, and further expense reductions
- ✓ Relationships expected to provide future development and acquisition opportunities



Peoria Regional Preserve
Sonoran Preserve -Desert Vista Trailhead
Cave Buttes Recreation Area
Windsong
Sun City
Peoria
Glendale
Phoenix Mountains Preserve
Paradise Valley
Fountain Hills
SALT RIVER PIMA -MARICOPA INDIAN COMMUNITY
Scottsdale
Usery Mountain Regional Park
Tolleson
Phoenix
Tempe
Salt River
Guadalupe
South Mountain Park and Preserve
Healthpeak
DOC

HonorHealth – Sonoran Crossing MOB
~60K Sq. Ft. | Phoenix, AZ

HonorHealth Scottsdale Osborn Medical Center
~260K Pro Forma Sq. Ft. | Phoenix, AZ

1) Based on the Combined Company's portfolios in Phoenix as of 9/30/2023 and excludes DOC's pro-rata share of unconsolidated joint venture assets.

Investor Presentation | 13

Fortress Pro Forma Balance Sheet is a Competitive Advantage

Strong balance sheet with well-laddered maturities and low variable rate debt exposure

Pro Forma Debt Maturities and Credit Metrics (1) (2) (4)

($ in billions)



$0.1
$0.1
$0.9
$0.1
$0.8
$1.2
$0.4
$0.7
$0.1
$1.1
$0.5
$0.4
$0.3
$1.5
$0.5
$0.4
$0.7
$1.2
$0.7
$0.5
$0.8
$1.1
$0.8
$0.3
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
Thereafter
Revolver / CP
Unsecured Term Loans
Unsecured Bonds
Secured Debt
Unsecured Green Bonds

Weighted Average Interest Rate (3)	▪ 3.8%
Weighted Average Debt Maturity (4)	▪ 5.3 years
Secured Debt Percentage	▪ 2.5%
Variable Net Debt Exposure (5)	▪ Less than 1%
Net Debt / Adjusted EBITDAre (1)(2)	▪ Low 5x
Liquidity (6)	▪ ~$3.0B

1) Pro forma for the Combined Company as of 9/30/2023, and includes a $500M new unsecured term loan with a maturity in 2029, repayment of a portion of Healthpeak's commercial paper balance and an assumption of DOC's existing unsecured term loan, unsecured bonds, and mortgage debt by the Combined Company.
2) Any pro forma figures presented are estimates, and subject to change or update.
3) Based on coupon rate and excludes amortization of any discount / premium and deferred financing costs.
4) Assumes one-year extension option is exercised for Healthpeak's $250 million unsecured term loan maturing 2/22/2027.
5) Includes variable rate loans receivable of $172M.
6) Includes Healthpeak's cash and cash equivalents of $63M, Healthpeak's share of cash from unconsolidated JVs of $33M, and available capacity under Healthpeak's Revolving Facility.

Investor Presentation | 14

15 Transformative Scale Complementary Expertise Deeper Footprint & Diversification Accretive Financial Impact Key Transaction Highlights Investor Presentation Vantage Phase I Campus and Amenities View (Rendering) South San Francisco, CA 1 2 3 4

Callan Ridge San Diego, CA Healthpeak.com